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                                                                    EXHIBIT 10.4

eTelcharge.com, Inc.

                               Letter of Agreement

Position: President & CEO
Carl 0. Sherman
421 Ten Mile Drive
De Soto, Texas 75115

Job Description and Responsibilities Represent

As the top Executive Officer, you will be responsible for developing and executing the Organization's overall corporate strategy, mission statement, market positioning and strategic alliances. Overseeing Recruiting of key executive officers. Typical duties will also include executive direction over five year planning and projections. Communicating corporate policies and practices of our relationships with shareholders. You would be responsible for planning along with the VP of Sales, the activities of sales personnel and maintaining the maximum sales volume for the company's products and services. Additional duties include developing pricing, distribution, and other policies to ensure the most efficient and effective operation of sales activities; including customer communications, order taking, participation in trade conventions, and new business development activities; ensuring adequate training of and communications with sales personnel; directing sales personnel in the preparation of long and short-range sales forecasts; developing sales programs and appraising their results against planning objectives; and approving the expense budgets for sales personnel. As the CEO you will be required to represent the corporation at all shareholder functions and meetings. Provide quarterly reports to the Board of Directors, during board meetings.

TERMS OF AGREEMENT

The total compensation program consists of equity based compensation. The Executive Stock Ownership Program is an integral part of the executive compensation program. The compensation is designed to create long term value of the company shares. This focuses attention on managing the company as an owner with an equity position in the business.

Term: five-year contract

Compensation: 200,000 shares of eTelcharge.com, annually

Signing Bonus: 7,712,970 Shares upon signing the agreement.

Stock offers are prorated and terminated upon full-time acceptance once the corporation raises sufficient capital.

EVALUATION

AN AUTHORIZED agent will conduct performance evaluation and reviews upon completion of six months of service with eTelcharge.com, Inc. Thereafter, reviews will be conducted twice annually by the Board of Directors.

TERMINATION OF AGREEMENT

eTelcharge.com, Inc. is an at-will employer however, ask for two weeks notice prior to termination of your contract. It is the intent of eTelcharge.com to honor the terms of this agreement in full. However, if in the event you are unable to fully complete the duties as described in this Agreement eTelcharge.com and/or it's authorized agents has the authority to release or re-assign related duties. In this event compensation will be prorated based upon the length of term served. Termination for non-performance of duties will result after two verbal warnings without improvement within a specified amount of time or one negative evaluation without improvement within a specified amount of time as determined by an eTelcharge.com authorized agent. In the event of your untimely demise compensation will be paid to your designated beneficiary and will be based upon the length of term served.

The signatures below constitute an agreement between eTelcharge.com and employee(s). Both parties agree to the terms as stated within this document and no other verbal or written agreements have been made.

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Employee Signature                     Print Employee Name


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Authorized Agent Signature             Print Authorized Name